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Exhibit (21)

SUBSIDIARIES OF THE REGISTRANT

LIQUI-BOX CORPORATION AND SUBSIDIARIES
FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001

Subsidiaries	Jurisdiction of Incorporation	Percentage of Voting Securities Owned by Voting Securities the Registrant
Commander Systems, Inc.	Ohio	100%
Liqui-Box Packaging, Inc.	Ohio	100%
Liqui-Box India Ltd.	India	100%
LB Communications, Inc.	Ohio	100%
LB Development Corp.	Ohio	100%
LB Investments, Inc.	Delaware	100%
LB Europe Limited	England	100%
Inpaco Corporation	Ohio	100%
Liqui-Box International, Inc.	Ohio	100%
Liqui-Box International, Corp.	Barbados	100%
Liqui-Box of Canada, Ltd.	Canada	100%
Liqui-Box Asia Ltd.	Hong Kong	100%

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  Exhibit (21)
SUBSIDIARIES OF THE REGISTRANT LIQUI-BOX CORPORATION AND SUBSIDIARIES FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2001